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                                  EXHIBIT 99.1

DIAMONDCLUSTER INTERNATIONAL, INC.
Fourth Quarter Preliminary Results--March 5, 2001


PREPARED COMMENTS

Julia Potter
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Good morning and thank you for joining us.  I have with me today a number of members of our management team including DiamondCluster's chairman and CEO Mel Bergstein, our CFO Karl Bupp, our vice chairman Mike Mikolajczyk, and our recently announced senior vice president of finance and administration, Bill McClayton.

Let me also remind you that during today's call, we will make both historical and forward-looking statements in order to help you better understand our business. Any forward-looking statements speak only as of today's date and you should realize that our actual results might differ materially. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including Form 10Q for the quarter ended December 31, 2000 as well as the Form S-4 filed on November 6 with the SEC in connection with the combination between Diamond and Cluster Consulting.

With that, I will turn it over to our chairman and CEO, Mel Bergstein.  Mel?



Mel Bergstein
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Thanks, Julia.

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Thank you all for joining us. We are, of course, very disappointed to announce lower than expected revenue and earnings for the fourth quarter.

In spite of the current economy, we remain very confident in our business model. This is a very good business with good growth, very good operating margins and extraordinary cash flow. And, when the economy stabilizes, we would expect to quickly return to our normal industry-leading operating metrics of

 .  30% top line growth,

 .  18-20% operating cash margin,

 .  12-14% after-tax cash margin, and

 .  $400,000 annualized revenue per professional


That said we are in an extremely challenging economy in North America right now. The shortfall we announced today is entirely North American related, and although it cuts across all vertical industry segments, it is focused primarily in the financial services and consumer and industrial products and services industries.

When we last gave guidance, on January 30th, we told you we saw CEOs in North America being very wary and keeping a careful eye on their short-term financial results, but they were still investing in initiatives that provided a healthy return on investment in a reasonable timeframe. In the December quarter we also saw a rapid shift away from carve outs to transformations. We were able to replace 30% of our revenue associated with carve outs in our third quarter, but the momentum has not continued.

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In the last five weeks, the environment has continued to seriously deteriorate.
Our relationships with our core clients remain strong, and, with the exception of carve outs, we have not lost a single core client that was with us at the start of the fiscal year. However, current clients are delaying a number of their existing initiatives until the economic environment stabilizes. And, new work is very difficult to find. It is not an issue with one or two clients, or even a particular category of clients, it is an across-the-board slowdown with both existing and new clients.

Europe and Latin America are very different demand environments. Demand is still strong for wireless, particularly in Southern and Central Europe. We continue to win new work and continue with our existing work at our core European and Latin American clients. There has been a good deal of talk lately about the delay of 3G rollouts in Europe. We believe that they will welcome the extra time and will use 2.5G technologies to build a bridge to the imminent roll-out of 3G. You need to keep in mind that the telecoms, having invested billions of dollars to acquire licenses, will need to develop successful strategies, with the help of consultants, to ensure that they realize a return on their investment. We are expecting revenue from Europe and Latin America to exceed $35 million in the fourth quarter and represent greater than 45 percent of our total revenue in the quarter. The exceptional growth in Europe and Latin America will partially offset the shortfall in North America.

As we look forward, in Northern Europe, we believe we are starting to see some of the economic issues that are plaguing the US, and we believe clients are tending to take longer to make decisions across all European regions. We believe our focus on the telecommunications industry, particularly broadband wireless, somewhat insulates us from macro-economic issues in Europe, but we are planning conservatively.

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We have two basic tenets of this business. Understanding these will help you understand what we are about and how we run the business.

 . First, we are dedicated to operating a business with positive cash flow. This business, when properly managed, is a great business with good growth, very good operating margins and extraordinary cash flow. Even in these difficult times, we feel that the business model is strong enough to generate positive cash flow.

 . Second, we will protect our assets. In this business, our assets are our people, our client relationships and our intellectual capital. That is why we do not plan to do layoffs.

We believe this is the bottom. The issue is that we don't know how long we will be at the bottom. The reason we believe this is the bottom is because we have very strong relationships at our clients in North America, Europe and Latin America and we are at a sustained monthly run rate at our core clients. So, the question is what could happen to change that? If we were to have a big issue at a core client, that could move the bottom for us. We don't expect that to happen, but it is possible.

Reflecting our confidence in our business model, we also announced today that our Board of Directors has authorized the repurchase of up to one million additional shares of the company's outstanding common stock as part of the company's existing stock repurchase program, which has continued to be active this quarter.

With that, let me turn it over to Karl to review our financial guidance.

Karl?

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Karl Bupp
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Thanks, Mel.

As you all saw in the release, we are revising our revenue and cash EPS guidance for the fourth quarter and fiscal year 2002 due to market conditions in North America. We are now expecting revenue for our fourth fiscal quarter to come in at $73-$77 million and cash earnings per diluted share, excluding a one-time charge for the write down of certain equity holdings, to be 19 cents, and including the one-time charge to be 6 cents per diluted share. This is below our previous guidance for revenue of $93-$97 million and cash earnings per diluted share of 30 to 32 cents.

At the end of February, we had over $70 million in "closed" revenue for the fourth fiscal quarter with a pipeline of potential extension work at current clients and potential new work at new clients that makes us confident that we can achieve our new revenue guidance levels. By closed revenue, we mean that the work is being performed under a signed contract or with a verbal commitment by the client.

Changing market conditions have also affected certain of the company's investments. We also announced that we anticipate taking a one-time, non-operating charge of approximately $7.5 million in the fourth quarter to make downward adjustments in the valuations of several equity holdings on our balance sheet. After this action we will have only two equity investments left on our balance sheet.

On the expense side, while we will be cutting costs across all programs-- marketing, recruiting, training, innovation, finance, IT and so forth--we are committed to protecting our primary assets, which as Mel said, are our people, our client

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relationships and our intellectual capital. Therefore, we are not planning on doing layoffs.

Looking ahead to fiscal year 2002, we are expecting total company revenue to stay at $70-80 million per quarter until the economic situation in North America stabilizes.

We have a plan in place that given this revenue run rate, we can maintain a 5% pre-tax cash margin (which is a margin before goodwill amortization and non-cash compensation). We will honor our campus recruiting offers, which are for professionals who will join us in the summer and fall, but we are cutting back on experienced hiring in North America. We will keep our European and Latin American recruiting plans in place and continue to add people in strategy and technology as we build out our DMS capability in those regions. However, we will closely monitor the economic conditions in those regions and adjust our experienced hiring if there are any changes.

We will give you all the standard metrics for the quarter and the fiscal year when we report our quarter results the first week of May. Now, I would like to turn it back over to Mel.

Mel?

Mel Bergstein
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Thanks, Karl.

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Just to reiterate, this is a great business, but it is suffering short-term challenges. We believe it will sustain, in the long term, a healthy revenue growth rate of about 30%, with profitability and strong cash flow. And, we have always been about building this company for the long term.

It is important to remember is that consulting is not normally a cycle sensitive business. These are extraordinary times and this is, in my view, in my experience, a 20-year cycle that we are in now. And, while it will be difficult, we are extremely confident that we will come out of this a stronger company and a better overall industry, for sure.

Technology continues to disrupt business, however the macro-economic environment in North America has significantly dampened the demand for our services and frankly the services of all consultants. We believe this is purely an economic issue. The weakness is focused on North America. In Europe and Latin America, our demand remains strong and we continue to build critical wireless skills and credentials so that we can be poised to take advantage of the wireless revolution when it does reach North America--which we are confident it will do.

DiamondCluster is about quality, growth and profitability and helping market leaders understand the disruptive nature of technology. We believe we are positioned well with global reach, an experienced management team on both sides of the Atlantic and a super high-quality consultant base, again on both sides of the Atlantic, with a strong culture.

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Before I open the call for questions, I want to remind everyone that we are hosting an analyst day this Thursday in New York where investors and analysts will be able to spend time with all the members of our senior management and get an in depth briefing on our business in various parts of the world and various disciplines. If you would like to participate contact Julia Potter at 312-255-5055.

Now, I'd like to open the call for questions.




After Q&A session concludes
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Thank you. This is not a broken business.  This is a very good business with good growth, very good operating margins and extraordinary cash flow, and we are confident in our ability to manage through this cycle and deliver value for our clients and our shareholders. Thank you all for participating.

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